Exhibit 99.2

Fidelity National Financial, Inc. Announces Adjustment to the Consideration Mix in the Acquisition of Lender Processing Services, Inc.; Cash Component Increased by $511 Million

Jacksonville, Fla. — (October 25, 2013) — Fidelity National Financial, Inc. (NYSE:FNF), a leading provider of title insurance, mortgage services and diversified services, today announced that it was exercising its option to further adjust the consideration mix in the previously announced merger with Lender Processing Services, Inc. (NYSE:LPS) by increasing the cash component of the total consideration by approximately $511 million and correspondingly decreasing the stock component of the total consideration by an equal amount. The total consideration will be unchanged.

Based on today’s announcement, FNF will now pay approximately 82% of the total consideration for the LPS shares of common stock in cash and 18% in shares of FNF common stock, subject to adjustment as described in the definitive agreement and below.

On May 28, 2013, FNF signed a definitive agreement under which FNF will acquire all of the outstanding stock of LPS for $33.25 per common share, for a total equity value of approximately $2.9 billion. The consideration was to be paid 50% in cash and 50% in common stock of FNF.

On June 19, 2013, FNF announced an adjustment to the consideration mix by increasing the cash component of the total consideration by approximately $500 million and correspondingly decreasing the stock component of the total consideration by an equal amount. Based on that June 19, 2013 announcement, FNF was to pay approximately 67% of the total consideration for the LPS shares of common stock in cash and 33% in shares of FNF common stock, subject to adjustment as described in the definitive agreement and below.

Under the terms of the merger agreement, LPS stockholders currently have the right to receive a certain number of shares of our common stock equal to a stated exchange ratio and $22.303 in cash, without interest, for each share of LPS common stock that they own. FNF has the option, pursuant to the merger agreement, to increase the cash portion of the per share merger consideration by up to $16.625 with a corresponding decrease in the stock portion of the merger consideration by providing written notice (referred to as the “adjustment notice”) to LPS on or before the date that is three trading days prior to the anticipated effective date of the proxy statement/prospectus related to the merger. In connection with the previously announced equity offering, FNF has provided such an adjustment notice to LPS to further increase the cash portion of the per share merger consideration in an amount equal to $5.799 and to correspondingly decrease the stock portion of the merger consideration. As a result, subject to the terms and conditions of the merger agreement, and assuming consummation of the previously announced equity offering and the receipt of approximately $511 million in net proceeds therefrom, including the exercise of the over-allotment option, LPS stockholders will have the right to receive a certain number of shares of our common stock equal to the exchange ratio further discussed below and $28.102 in cash, without interest, for each share of LPS common stock that they own. If the average of the volume weighted averages of the trading prices of our common stock during the ten trading day period ending on (and including) the third trading day prior to the closing of the merger (the “average FNF stock price”) is greater than $26.763, then the exchange ratio will be an amount equal to the quotient of (a) (x) the product of (1) 0.65224 multiplied by (2) the average FNF stock price minus (y) $11.477 divided by (b) the average FNF stock price. If the average FNF stock price is between $24.215 and $26.763, then the exchange ratio will be fixed at 0.20197. If the average FNF stock price is between $20.000 and $24.215, then the exchange ratio will adjust so that the value of the stock portion of the merger consideration is fixed (based on the average FNF stock price) at $4.891 per share of LPS common stock. If the average FNF stock price is less than $20.000, then the exchange ratio will be fixed at 0.24455. As a result of FNF’s election to further increase the cash component of the merger consideration and correspondingly decrease the stock component of the merger consideration, the transaction no longer requires the approval of FNF stockholders.

“We believe that increasing the cash portion of the consideration provides more certainty of value to the LPS shareholders,” said FNF Chairman William P. Foley, II. “It also reduces the variability of the cost of the acquisition due to potential volatility for FNF’s stock price between now and closing in the fourth quarter of 2013 or January of 2014.”

About FNF

Fidelity National Financial, Inc. (NYSE:FNF), is a leading provider of title insurance, mortgage services and diversified services. FNF is the nation’s largest title insurance company through its title insurance underwriters—Fidelity National Title, Chicago Title, Commonwealth Land Title and Alamo Title—that collectively issue more title insurance policies than any other title company in the United States. FNF owns a 55% stake in American Blue Ribbon Holdings, LLC, a family and casual dining restaurant owner and operator of the O’Charley’s, Ninety Nine Restaurant, Max & Erma’s, Village Inn, and Bakers Square concepts. FNF also owns an 87% stake in J. Alexander’s, LLC, an upscale dining restaurant owner and operator of the J. Alexander’s and Stoney River Legendary Steaks concepts. In addition, FNF also owns a 51% stake in Remy International, Inc., a leading designer, manufacturer, remanufacturer, marketer and distributor of aftermarket and original equipment electrical components for automobiles, light trucks, heavy-duty trucks and other vehicles. FNF also owns a minority interest in Ceridian Corporation, a leading provider of global human capital management and payment solutions.

Important Information Filed with the SEC

FNF has filed with the SEC a Registration Statement on Form S-4 in connection with the previously announced transaction to purchase LPS that includes a prospectus of FNF and a preliminary Proxy Statement of LPS. The Registration Statement has not yet become effective. Following the Registration Statement having been declared effective by the SEC, LPS plans to file with the SEC and mail to its stockholders a Proxy Statement/Prospectus in connection with the transaction. The Registration Statement and the Proxy Statement/Prospectus will contain important information about FNF, LPS, the transaction and related matters. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT AND THE PRELIMINARY PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED BY FNF OR LPS, INCLUDING THE DEFINITIVE PROXY STATEMENT/PROSPECTUS WHEN IT BECOMES AVAILABLE, BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION.

Investors and security holders will be able to obtain free copies of the Registration Statement and the Proxy Statement/Prospectus and other documents filed with the SEC by FNF and LPS through the web site maintained by the SEC at www.sec.gov or by phone, email or written request by contacting the investor relations department of FNF or LPS at the following:

FNF	LPS
601 Riverside Avenue	601 Riverside Avenue
Jacksonville, FL 32204	Jacksonville, FL 32204
Attention: Investor Relations	Attention: Investor Relations
904-854-8100	904-854-8640
dkmurphy@fnf.com	nancy.murphy@lpsvcs.com

FNF and LPS, and their respective directors and executive officers, may be deemed to be participants in the solicitation of proxies in respect of the transactions contemplated by the merger agreement. Information regarding the directors and executive officers of FNF is contained in FNF’s Form 10-K for the year ended December 31, 2012 and its proxy statement filed on April 12, 2013, which are filed with the SEC. Information regarding LPS’s directors and executive officers is contained in LPS’s Form 10-K for the year ended December 31, 2012 and its proxy statement filed on April 9, 2013, which are filed with the SEC. A more complete description will be available in the Registration Statement and the Proxy Statement/Prospectus.

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Forward Looking Statements

This press release contains forward-looking statements that involve a number of risks and uncertainties. Statements that are not historical facts, including statements regarding expectations, hopes, intentions or strategies regarding the future are forward-looking statements. Forward-looking statements are based on FNF or LPS management’s beliefs, as well as assumptions made by, and information currently available to, them. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected. FNF and LPS undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. The risks and uncertainties which forward-looking statements are subject to include, but are not limited to: the ability to consummate the proposed transaction; the ability to obtain requisite regulatory and stockholder approval and the satisfaction of other conditions to the consummation of the proposed transaction; the ability of FNF to successfully integrate LPS’s operations and employees and realize anticipated synergies and cost savings; the potential impact of the announcement or consummation of the proposed transaction on relationships, including with employees, suppliers, customers and competitors; changes in general economic, business and political conditions, including changes in the financial markets; weakness or adverse changes in the level of real estate activity, which may be caused by, among other things, high or increasing interest rates, a limited supply of mortgage funding or a weak U. S. economy; FNF’s dependence on distributions from its title insurance underwriters as a main source of cash flow; significant competition that FNF and LPS face; compliance with extensive government regulation; and other risks detailed in the “Statement Regarding Forward-Looking Information,” “Risk Factors” and other sections of FNF’s and LPS’ Form 10-K and other filings with the Securities and Exchange Commission.

SOURCE: Fidelity National Financial, Inc.

CONTACT: Daniel Kennedy Murphy, FNF Senior Vice President and Treasurer, 904-854-8120,

dkmurphy@fnf.com